UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2019

ShotSpotter, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38107	47-0949915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7979 Gateway Blvd., Suite 210 Newark, California		94560
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 794-3100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    Appointment of New Director

On April 12, 2019, ShotSpotter, Inc. (the “Company”) announced that Merline Saintil had been appointed to the Board of Directors of the Company as a Class I director to serve until the 2021 annual meeting of stockholders or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. In connection with Ms. Saintil’s appointment, the Board increased by one the overall size of the Board to seven members, and increased by one the Class I directorship to three members. The Board of Directors has also appointed Ms. Saintil to serve as a member of the Audit Committee in place of Pascal Levensohn.

Ms. Saintil currently serves as Chief Operating Officer, R&D and IT at Change Healthcare, a healthcare technology company, a position she has held since April 2019. Prior to that, Ms. Saintil served from November 2014 to July 2018 as Head of Operations for the Product & Technology group at Intuit, where her core responsibilities included driving global strategic growth priorities, leading merger and acquisition integration and divestitures, and overseeing the vendor management office. Before joining Intuit, Ms. Saintil served as Yahoo’s Head of Operations for Mobile & Emerging Products from February 2014 to November 2014, where she rapidly scaled the engineering organization through acquisitions and organic growth. Prior to joining Yahoo, Ms. Saintil increased her knowledge of technology and operations in a variety of roles at Joyent (2011-2013), PayPal (2010-2011), Adobe (2006-2010) and Sun Microsystems (2000-2006). Ms. Saintil serves on the boards of directors of Banner Corporation (Nasdaq: BANR), a bank holding company, and Nav, Inc., a privately held financial technology company. Ms. Saintil received a B.S. in Computer Science (summa cum laude) from Florida A&M University, an M.S. in Software Engineering Management from Carnegie Mellon University, and has completed Stanford Directors’ College and Harvard Business School’s executive education program. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute.

In addition to her business interests, Ms. Saintil is passionate about supporting women and girls in leadership and technology.  She has received numerous awards for her contributions to her community and support of women in technology including being recognized as #6 on their list of the 22 Most Powerful Women Engineers in the World by Business Insider magazine, as a Women of Influence 2017 by Silicon Valley Business Journal, and earning a Lifetime Achievement Award from Girls in Tech.

Ms. Saintil will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices, as described in the Company’s definitive proxy statement for the 2018 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 20, 2018. In this regard, pursuant to the automatic grant program of the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), Ms. Saintil was granted an initial restricted stock unit award (the “Initial RSU”) for 340 shares of the Company’s common stock under the 2017 Plan. The shares underlying the Initial RSU will fully vest on the date of the Company’s 2019 Annual meeting of stockholders, which is expected to occur in June 2019, subject to Ms. Saintil’s continuous service through the vesting date. Immediately following the 2019 annual meeting of stockholders, Ms. Saintil will be eligible to receive an RSU award (an “Annual RSU”) in a share amount based on the aggregate fair market value of $93,750. The shares underlying the Annual RSU will vest on the earlier of the 2020 annual meeting of stockholders or the first anniversary of the date of grant of the Annual RSU, subject to Ms. Saintil’s continuous service through the vesting date.

In connection with her appointment to the Board, the Company has entered into its standard indemnification agreement with Ms. Saintil, which requires the Company, under the circumstances and to the extent provided for therein, to indemnify Ms. Saintil to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by her as a result of either of her being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that she is or was a director of the Company or a director of any other entity at the request of the Company.

Ms. Saintil was not appointed as a director pursuant to any arrangement or understanding with any person. There are no family relationships between Ms. Saintil and any director or other executive officer of the Company. Except as described above, Ms. Saintil has not engaged in any transaction with the Company that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

On April 16, 2019, the Company issued a press release announcing the appointment of Ms. Saintil, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated April 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ShotSpotter, Inc.

Date: April 16, 2019	By:	/s/ Ralph A. Clark
Ralph A. Clark
President and Chief Executive Officer

4